                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statements
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240-14a-12

                                         OPTION CARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
               Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies: N/A
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies: N/A
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange
         -----------------------------------------------------------------------

    Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

4)  Proposed maximum aggregate value of transaction: N/A

5)  Total fee paid: N/A

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid: N/A
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.: N/A
         -----------------------------------------------------------------------
     (3) Filing Party: N/A
         -----------------------------------------------------------------------
     (4) Date Filed: N/A
         -----------------------------------------------------------------------

                                     [LOGO]

                 NOTICE OF 1999 ANNUAL SHAREHOLDERS MEETING AND
                                PROXY STATEMENT

                             TO BE HELD MAY 4, 1999

TO OUR SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Shareholders Meeting of Option Care, Inc., a Delaware corporation (the "Company"), will be held at The Northern Trust Bank, 265 E. Deerpath Road, Lake Forest, Illinois, on Tuesday, May 4, 1999, at 10:00 a.m. (CST) for the purpose of considering and acting upon the following:

    (1) The election of two directors for terms expiring in 2002;

    (2) The ratification and approval of bonus awards for fiscal 1998 to certain members of the Company's management;

    (3) The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 19, 1999, are entitled to notice of and to vote at the Annual Shareholders Meeting.

    We encourage you to read the attached Proxy Statement carefully. Even if you expect to be present at the meeting, please sign, date and return the enclosed Proxy as promptly as possible in the accompanying return envelope, for which no postage is required if mailed in the United States. The mailing of an executed Proxy will not affect your right to vote in person should you later decide to attend the Annual Shareholders Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          CATHY BELLEHUMEUR
                                          Senior Vice President, General Counsel
                                          and Secretary

April 2, 1999

                               OPTION CARE, INC.
                                PROXY STATEMENT

                               TABLE OF CONTENTS

Voting Procedures......................................................................          1

Proposal No. 1--Election of Directors..................................................          2

Information about the Board of Directors...............................................          2

Information about Executive Officers...................................................          4

Security Ownership of Certain Beneficial Owners and Management.........................          4

Report of Compensation Committee on Executive Compensation.............................          5

Executive Compensation.................................................................          8

Report of Compensation Committee on Option Repricing...................................          9

Proposal No. 2--Ratification of Bonus Awards...........................................         10

Stock Performance Graph................................................................         11

General Information....................................................................         13

                                     [LOGO]

                         100 CORPORATE NORTH, SUITE 212
                          BANNOCKBURN, ILLINOIS 60015

                                PROXY STATEMENT
                          ANNUAL SHAREHOLDERS MEETING
                             TO BE HELD MAY 4, 1999

    This Proxy Statement contains information related to the Annual Shareholders Meeting of Option Care, Inc. ("the Annual Meeting") to be held Tuesday, May 4, 1999, beginning at 10:00 a.m., at The Northern Trust Company, 265 Deerpath Road, Lake Forest, Illinois. The enclosed Proxy is solicited by the Board of Directors of Option Care, Inc. (the "Company") in connection with the Annual Meeting and at any and all adjournments thereof. The Company is paying the costs of solicitation, including the cost of preparing and mailing the Notice of Annual Shareholders Meeting and this Proxy Statement. In addition, the Company will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of the Company's Common Stock on the record date specified below, bear their reasonable expenses for mailing copies of this material to the beneficial owners of such shares. Officers and other regular employees of the Company, who will receive no extra compensation for their services, may solicit Proxies in person or by telephone or facsimile. The Proxy Statement and accompanying form of Proxy will be first mailed to shareholders on or about April 2, 1999.

                               VOTING PROCEDURES

    The Proxy may be revoked at any time prior to its exercise by giving written notice of revocation to an officer of the Company, by executing a Proxy bearing a later date or by attending the meeting and voting in person. Unless so revoked, properly executed Proxies will be voted in accordance with the shareholders' specifications marked thereon. If no specifications are marked thereon with respect to one or more proposals, duly executed proxies will be voted as to such proposals in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. Except for the election of Directors, which shall be by plurality vote, the affirmative vote of the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter is required for approval of any matter which may properly come before the meeting, except as otherwise provided by law or the Company's Certificate of Incorporation or By-Laws.

    Shareholders of record on March 19, 1999, are the only persons entitled to notice of and to vote at the Annual Meeting. As of that date, there were issued and outstanding 11,124,966 shares of Common Stock, the only voting securities of the Company. Each shareholder is entitled to one vote for each share held. Shares subject to abstentions will be treated as shares that are present at the Annual Meeting for purposes of determining the presence of a quorum and as voted for purposes of determining the base number of shares voting on a particular proposal. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as present for purposes of determining a quorum (unless they are voted on another proposal brought before the meeting) or as voted for purposes of determining the approval of the shareholders on a particular proposal. Shareholders do not have the right to cumulate votes in the election of Directors.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

    The Company's By-Laws authorize the Board of Directors to fix the number of directors and currently, the number is fixed at five. The members of the Board of Directors are divided into three classes with the term of one class expiring each year. There are two directors to be elected for terms expiring at the Company's Annual Meeting in 2002 or until their successor has been duly elected and qualified. It is intended that the names of James G. Andress and Michael A. Rusnak, both current Directors, be placed in nomination and that those persons named in the Proxy will vote for their election. Each nominee has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case either of the nominees shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute nominee designated by the Board of Directors.

    The nominees are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
TERM EXPIRING IN 2002
    James G. Andress (1) (2) (3) (4).................          60   Director (Director since 1991)
    Michael A. Rusnak................................          43   President, Chief Executive Officer and Director
                                                                    (Director since 1998)

    The present Directors of the Company whose terms will expire after 1999 are as follows:

TERM EXPIRING IN 2000
    John N. Kapoor, Ph.D.............................          55   Chairman of the Board and Director (Director since
                                                                    1990)
    Roger W. Stone (1) (2) (3) (4)...................          64   Director (Director since 1991)

TERM EXPIRING IN 2001
    Jerome F. Sheldon (1) (2) (3) (4)................          63   Director (Director since 1991)

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Stock Incentive Plan Committee.

(4) Member of the Corporate Compliance Committee.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

    - James G. Andress has been a member of the Board of Directors since November 1991. Mr. Andress is currently Chairman and Chief Executive Officer of Warner-Chilcott PLC, a pharmaceutical company, since November 1996. From November 1989 until November 1995, Mr. Andress served as President, Chief Executive Officer and Chief Operating Officer of Information Resources, Inc., a software and information services company. He currently serves as a Director of the following companies: Information Resources, Inc.; Allstate Corporation; The Liposome Company, Inc.; Sepracor, Inc.; Xoma Corporation; Favorite Brands International, and Warner-Chilcott, PLC.

    - John N. Kapoor, Ph.D., is currently the Company's Chairman of the Board. He has been Chairman of the Board of Directors since October 1990. He served as the Company's CEO from August 1993 to April 1996 and served as President from August 1993 through October 1993 and from January, 1995 through February, 1996. Dr. Kapoor also served as Chief Executive Officer and President from March 1991 to May 1991. In addition, Dr. Kapoor is President of E. J. Financial Enterprises, Inc., a position he has held since April 1990. From June 1982 to April 1990, Dr. Kapoor held several positions with Lyphomed, Inc., including Chairman, Chief Executive Officer and President.

      Dr. Kapoor is a Director of Integrated Surgical Systems, Inc. and the Chairman of the Board and Director for each of the following companies:
      Akorn, Inc., NeoPharm, Inc. and UniMed, Inc. Dr. Kapoor received his Ph.D. in medicinal chemistry from the State University of New York and a B.S. in pharmacy from Bombay University.

    - Michael A. Rusnak has been the Company's President and Chief Executive Officer and a member of the Board of Directors since October 1998. From June 1998 to October 1998, Mr. Rusnak was Executive Vice President and Chief Operating Officer. Prior to that he was Senior Vice President of the Company and President of Option Care Enterprises, Inc. from May 1998 to June 1998. Mr. Rusnak was also the Company's Vice President-Franchise Services from November 1997 to May 1998. Prior to joining the Company, he was employed by Columbia Home Care Group, a division of Columbia HCA, from October 1996 to October 1997, as the Senior Vice President of Operations. From 1992 to 1997 he was the Vice President of Operations for Staff Builders Services, Inc. From 1982 to 1992 he was the Operations Manager for Interim Systems Corporation. He has a B.S. degree from St. Francis University and a Nursing and Respiratory degree from Northwestern University/Wesley Passavant School of Nursing.

    - Jerome F. Sheldon has been a member of the Board of Directors since November 1991. Mr. Sheldon was President and Chief Executive Officer of Medicine Shoppe International, Inc., a franchisor of retail pharmacies, from March 1980 to June 1990, a Director of such company from March 1980 to February 1991 and a consultant to such company from July 1990 to June 1991. Mr. Sheldon is also a Director of the International Franchise Association and a trustee of the St. Louis College of Pharmacy.

    - Roger W. Stone has been a member of the Company's Board of Directors since November 1991. Mr. Stone was the Chairman of the Board of Directors, President and Chief Executive Officer of Stone Container Corporation, from 1983 until it's merger with Jefferson Smurfit Corporation in November, 1998. From November, 1998 through March, 1999, Mr. Stone was a member of the Board of Directors, President and Chief Executive Officer of Smurfit-Stone Container Corporation. Mr. Stone is also a Director of Morton International, Inc., McDonald's Corporation and Autoliv, Inc.

BOARD MEETINGS

    The Company's Board of Directors met four times during 1998. Each Director attended all 1998 Board and Committee meetings, either in person or through telecommunications means.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has standing Audit, Compensation, Stock Incentive Plan and Corporate Compliance Committees of the Board of Directors. The members of these Committees have been identified above. The Company does not have a nominating committee.

    - AUDIT COMMITTEE--recommends the selection of independent accountants to the Board of Directors, reviews the methods used and audits made by the auditors in connection with the Company's published financial statements, and reviews with the auditors the Company's financial and operating controls. The Audit Committee also reviews the Company's financial disclosure documents, material litigation and regulatory proceedings and other issues relating to potentially significant corporate liability. The Audit Committee met two times in 1998.

    - COMPENSATION COMMITTEE--determines the annual salary, bonus and other benefits of selected senior officers of the Company and establishes and reviews, as appropriate, performance standards under compensation programs for senior officers. The Compensation Committee met two times in 1998.

    - STOCK INCENTIVE PLAN COMMITTEE--grants stock options under the Company's Amended and Restated Stock Incentive Plan (1997), as amended. The Stock Incentive Plan Committee met two times in 1998.

    - CORPORATE COMPLIANCE COMMITTEE--monitors the Company's adherence to general corporate policies. The Corporate Compliance Committee met three times in 1998.

DIRECTOR COMPENSATION

    Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and Committee meetings. Upon becoming Directors, each of Messrs. Andress, Sheldon and Stone received an option to purchase 24,000 shares of Common Stock of the Company at an exercise price of $3.75 per share pursuant to the Company's Stock Incentive Plan. An additional grant of options to purchase 20,000 shares at an exercise price of $4.38 was made to Messrs. Andress, Sheldon and Stone in November 1995. In March, 1996, the annual granting of options to purchase 7,500 shares to Messrs. Andress, Sheldon and Stone was approved at an exercise price equal to the closing price on the date of grant.

                      INFORMATION ABOUT EXECUTIVE OFFICERS

    The current executive officers of the Company include Dr. Kapoor and Mr. Rusnak, whose information is provided for in the section entitled "INFORMATION ABOUT THE BOARD OF DIRECTORS", and Ms. Bellehumeur and Mr. Siri.

    - Cathy Bellehumeur, age 48, has been General Counsel and Secretary since February, 1994, a Vice President since March 1994 and Senior Vice President since January 1997. Prior to joining the Company, Ms. Bellehumeur was an attorney in private practice specializing in corporate law and health law. Ms. Bellehumeur graduated magna cum laude from Marquette University Law School and also has a Masters Degree in Education.

    - Michael A. Siri, age 44, has been Vice President and Chief Financial Officer since October, 1998. Prior to that, Mr. Siri was the Company's Vice President--Finance from July 1998 to October 1998. From November 1986 to January 1998, Mr. Siri was employed by Culligan Water Technologies, Inc., where he was their Executive Director Finance and Treasurer. Mr. Siri has a B.S. in Accounting from Indiana University and a M.B.A. in Finance from the University of Chicago.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Securities Exchange Act of 1934 requires all executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock to report any changes in the ownership of common stock of the Company to the Securities and Exchange Commission, the Nasdaq Stock Market, Inc. and the Company.

    Based solely upon a review of these reports and written representations that no additional reports were required to be filed in fiscal 1998, the Company believes that all reports were filed on a timely basis.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company, by (i) each Director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, (iii) all Directors and executive officers of the Company as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company. The information shown assumes the exercise by each person (or all Directors and executive officers as a group) of stock options owned by such person which are currently exercisable or are exercisable within 60 days after the date of this Proxy Statement and the exercise by no other person of stock options or exchange rights. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to all shares shown to be beneficially owned by them.

                                                                                     NUMBER OF SHARES
                                                                                    BENEFICIALLY OWNED     PERCENT
NAME OF BENEFICIAL OWNER                                                                   (1)            OF CLASS
---------------------------------------------------------------------------------  --------------------  -----------
James G. Andress.................................................................            46,500               *
Cathy Bellehumeur................................................................            56,765               *
John N. Kapoor, Ph.D. (2)........................................................         6,241,495            56.2
Michael A. Rusnak................................................................           104,229               *
Jerome F. Sheldon................................................................            46,500               *
Roger W. Stone...................................................................            66,500               *
All Directors and executive officers as a group (7 persons)(3)...................         6,595,371            57.7

------------------------

(1) Table includes shares issuable pursuant to options which are exercisable currently or within 60 days after the date of this Proxy of 46,500 each for Messrs. Andress, Sheldon and Stone and 45,000 and 25,000 for Ms. Bellehumeur and Mr. Rusnak, respectively. Also, the table includes 11,765, 79,229 and 20,000 shares owned, or shares to be issued pursuant to the 1998 Bonus Award program, for Ms. Bellehumeur, Mr. Rusnak and Mr. Stone, respectively.

(2) Includes 1,125,584 shares owned by the John N. Kapoor Trust dated September 20, 1989 (the "Kapoor Trust") of which Dr. Kapoor is the sole trustee and sole current beneficiary, 1,200,000 shares owned by the EJ Financial Investments II L.P., of which Dr. Kapoor is the managing general partner, 271,746 shares owned by the Editha Kapoor Trust dated September 20, 1989, of which Editha Kapoor, Dr. Kapoor's wife, is the sole trustee and sole current beneficiary, 507,937 shares owned by the Kapoor Family Partnership, L.P., of which Dr. Kapoor is the sole general partner and 3,136,228 shares owned by EJ Financial/OCI Management, L.P., of which Dr. Kapoor is the managing general partner.

(3) Includes 209,500 shares issuable pursuant to options which are exercisable currently or within 60 days after the date of this Proxy Statement and 102,941 shares issuable pursuant to the 1998 Bonus Award program.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors was comprised during fiscal 1998 of Messrs. Andress, Sheldon and Stone. All Committee members are non-employee Directors of the Company. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. In accordance with Commission rules designed to enhance disclosure of companies' policies toward executive compensation, the following is a report submitted by the above-listed committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it related to the named executive officers for fiscal 1998.

    This report by the Compensation Committee, the Stock Performance Graph and the Ten-Year Option/SAR Repricings Table contained in this Proxy Statement shall not be deemed to be incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and they shall not otherwise be deemed filed under such Acts.

COMPENSATION POLICY

    The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with cash and stock bonuses based upon corporate performance and individual initiatives and performance and stock options granted under the Company's Amended and Restated Incentive Plan (1997), as amended. Measurement of corporate performance is primarily based on Company goals and industry performance levels. Accordingly, in years in which performance goals and industry levels are achieved or exceeded, executive compensation would be higher than in years in which performance is below expectations. Annual compensation is designed to attract and retain qualified executives. All executive officers and management in general, are also eligible for and participate in an incentive compensation plan that consists of cash bonuses and stock options.

CEO COMPENSATION

    On October 1, 1998 the Company entered into an employment agreement with Mr. Rusnak which provides for a base salary of $210,000, an annual discretionary incentive bonus plan of potentially 40% of his base salary and the granting of options to purchase 100,000 shares of the Company Common Stock at $0.75 per share, which represented the fair market value of the Company's Common Stock on the date of the grant. The amount of bonus, if any, shall be determined by the Board of Directors based on the achievement by the Company of certain strategic plans and goals as established by the Board. On an annual basis, these goals will be reviewed and reestablished by the Compensation Committee.

    Based on the positive results realized by the Company at the operating level in 1998, the generation of significant positive operating cash flow, the completion of the management team, the progress made in reshaping the Company and the successful negotiations concerning the Company's debt facility, the Compensation Committee has recommended the payment of a bonus for 1998 to Mr. Rusnak, consisting of 75,294 shares of the Company and a cash component of $54,341, which represents the amount of withholding taxes related to the receipt of shares.

PERFORMANCE MEASURES

    In evaluating annual bonuses, the Committee examines earnings per share, sales growth and operating results as well as subjective factors relating to performance of management objectives. No specific weight is assigned to any of these factors. The earnings factors are compared with designated Company performance goals, prior years' performance and performance of other companies in the industry. Accordingly, the Company believes it is important that its performance be compared to that of other home healthcare companies in order to demonstrate the impact of management's objectives and performance, although the Company considers itself primarily an infusion therapy company.

FISCAL 1998 COMPENSATION

    For fiscal 1998, the Company's executive compensation program consisted of base salary, a bonus pool consisting of both a stock and a cash portion based upon the performance measurements described above, and stock options which are granted from time to time to members of management. Options are granted based primarily on each such person's potential contribution to the Company's growth and profitability. The Committee believes that options and other stock-based performance compensation arrangements are an effective incentive for managers to create value for shareholders since the value of an option bears a direct relationship to the Company's stock price.

    Base salary, maximum annual bonus, and annual stock option grants for the Chief Executive Officer and all other executive officers were established by a combination of objective and subjective factors. Actual bonus payout is determined by a combination of objective factors, relating to the Company's performance relative to targets and comparative companies, and subjective factors, relating to the completion of specific management objectives.

    The Company's objective is to obtain a financial performance that achieves several goals over time including earnings-per-share growth. In fiscal 1998, the Company achieved a 14.4% growth rate in revenues while reporting a net loss for the year of $691,000. The 1998 results included a charge of $739,000 due to tax adjustments and changes in reserves related to the settlement of an IRS audit of prior years (1992-1995). Without this charge, the Company would have reported net income for the year. In addition, the Company reported operating income of $1.5 million, compared to an operating loss of $2.2 million for 1997.

    Base salaries are believed to be within the range of those persons holding comparably responsible positions at other companies, both regionally and nationally. In addition, other factors are taken into consideration, such as cost of living increases, competitors' performance, as well as the individual's past performance and potential with the Company. Bonus compensation is also tied to performance goals.

    The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. If performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1998 adequately reflect the Company's compensation goals and policies.

                                James G. Andress
                               Jerome F. Sheldon
                                 Roger W. Stone

                             EXECUTIVE COMPENSATION

    The following table shows the total compensation paid to Michael Rusnak, President and Chief Executive Officer and certain of the Company's executive officers and former executive officers who were employed by the Company during the year ended December 31, 1998, for services rendered for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                     ----------------------
                                                                                           SECURITIES
                                                              ANNUAL COMPENSATION          UNDERLYING
                                                 FISCAL     -----------------------       OPTIONS/SARS            ALL OTHER
NAME & PRINCIPAL POSITIONS                        YEAR      SALARY ($)   BONUS ($)          (SHARES)         COMPENSATION ($)(1)
---------------------------------------------  -----------  ----------  -----------  ----------------------  -------------------
Cathy Bellehumeur (5)........................        1998   $  155,750   $      --          --        / --        $   3,296
Sr. Vice President and                               1997      149,060      21,094      55,000        / --            5,584
General Counsel                                      1996      129,767      17,500       5,000        / --            1,919

Erick E. Hanson(2)...........................        1998      209,157       5,000          --        / --           54,820
President and                                        1997      242,934      69,300      50,000        / --            4,800
Chief Executive Officer                              1996      220,269      45,000     125,000        / --            4,500

James A. Hodges, Jr. (3).....................        1998       68,011          --          --        / --           82,510
Vice President and Chief Financial Officer

Michael A. Rusnak (4), (5)...................        1998      188,083          --     150,000        / --              810
President and Chief Executive Officer

------------------------

(1) Amounts represent Company contributions to the Company's 401(k) plan and with respect to Messrs. Hanson and Hodges, severance payments of $50,020 and $82,510, respectively, paid to such person in 1998.

(2) Mr. Hanson resigned as President, Chief Executive Officer and Director and his employment terminated on September 30, 1998

(3) Mr. Hodges resigned as Vice President and Chief Financial Officer and his employment terminated on April 29, 1998.

(4) Mr. Rusnak became an executive officer of the Company in fiscal 1998.

(5) The table does not include the proposed bonus awards for Ms. Bellehumeur and Mr. Rusnak for fiscal 1998. See Proposal No. 2: Ratification and approval of fiscal 1998 Bonus Awards.

            AGGREGATED OPTION EXERCISES IN 1998 AND FISCAL YEAR END
                                 OPTION VALUES

    The following table sets forth certain information concerning the value of stock option exercises during the year ended December 31, 1998 and of stock options held as of December 31, 1998.

                                                                                NUMBER OF SECURITIES
                                                                               UNDERLYING UNEXERCISED
                                                                               OPTIONS HELD AT FISCAL       VALUE OF UNEXERCISED
                                                                                    YEAR END (#)            IN-THE-MONEY OPTIONS
                                                                             --------------------------    FISCAL YEAR END($)(1)
                                                          SHARES ACQUIRED       VALUE                    --------------------------
NAME                                 ON EXERCISE (#)       REALIZED ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------  -------------------  -------------------  -----------  -------------  -----------  -------------
Cathy Bellehumeur................              --                   --           45,000         31,250    $  28,140    $    28,140
Michael A. Rusnak................              --                   --           25,000        175,000    $  23,450    $    70,350

------------------------

(1) Based upon the closing price of the Company's common stock of $1.688 per share on December 31, 1998, as reported by the Nasdaq National Market.

                            GRANTS OF STOCK OPTIONS

    The following table sets forth certain information with respect to individual grants of stock options to the Company's executive officers named in the Summary Compensation Table during the year ended December 31, 1998. No SARs were granted during 1998.

                     OPTION GRANTS DURING LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                                                                                                 VALUE
                                                                                                           AT ASSUMED ANNUAL
                                                                                                               RATES OF
                                                                                                              STOCK PRICE
                                              NUMBER OF         % OF TOTAL                                 APPRECIATION FOR
                                              SECURITIES          OPTIONS                    EXERCISE       OPTION TERM (2)
                                          UNDERLYING OPTIONS   TO EMPLOYEES       BASE      EXPIRATION   ---------------------
                  NAME                      GRANTED(#)(1)     IN FISCAL YEAR   PRICE($/SH)     DATE         5%         10%
----------------------------------------  ------------------  ---------------  -----------  -----------  ---------  ----------
Michael A. Rusnak.......................          50,000               5.4%     $    0.75     05/13/08   $  23,584  $   59,765
Michael A. Rusnak.......................         100,000              10.8%     $    0.75     10/12/08   $  47,167  $  119,531

------------------------

(1) These options were granted under the Company's Amended and Restated Stock Incentive Plan (1997), as amended. These options are non-qualified and vest 25% each year on the first four anniversaries of the grant date. The options shall not be exercisable subsequent to the date 10 years after the date of grant.

(2) The dollar amounts under these columns are included pursuant to certain rules promulgated by the Security and Exchange Commission and those amounts are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the executive officer hold the options granted for their full term. Option holders will not recognize any gain without an increase in the stock price, and any increase will benefit all shareholders proportionately.

             REPORT OF COMPENSATION COMMITTEE ON OPTIONS REPRICING

    In October 1998, the Stock Incentive Plan Committee of the Board of Directors (the "Committee") approved a program under which an aggregate of certain options to purchase Common Stock granted to employees from 1995 to 1998 having exercise prices above the then-current market price of the Company's Common Stock ("underwater options") were repriced (the "Repricing") at an exercise price of $.75 per share, the closing market price of the Common Stock on the date of the Repricing. Under the Exchange Program, an aggregate of 262,500 shares of Common Stock at exercise prices ranging from $3.375 to $6.00 per share were repriced. Pursuant to the Repricing, the stock option agreement for each repriced option was amended to reflect the lower exercise price. The other substantive terms and conditions of each repriced options, including the term of the option and vesting, remained unchanged.

    The Stock Incentive Plan Committee believes that the Repricing was necessary and appropriate in light of conditions affecting the valuation of the stock of healthcare services companies such as the Company. In considering the Repricing, the Committee noted that the original exercise prices of the repriced options ranged from $3.375 to $6.00, well in excess of the market price of the Company's Common Stock at the time of the Repricing. Beginning in early July, 1998, the stock price of the Company's Common Stock and the stock prices of other healthcare services companies generally were negatively impacted by pessimistic market perception, including the perceived negative effect that pending regulatory changes would have upon financial performance. The Committee determined that the disparity between the exercise prices for the options repriced and current and projected valuations for the Company's Common Stock substantially diminished the value of such options such that the options were not fulfilling the intended incentivization and retention objectives on which such grants were made.

    The following table contains certain information concerning the Repricings with respect to stock options held by the executive officers of the Company:

                      TEN-YEAR OPTION/SAR REPRICINGS TABLE

                                             SECURITIES                                                             LENGTH OF
                                             UNDERLYING                                                          ORIGINAL OPTION
                                              NUMBER OF      MARKET PRICE OF   EXERCISE PRICE                    TERM REMAINING
                                               OPTIONS      STOCK AT TIME OF     AT TIME OF                        AT DATE OF
                           ORIGINAL AWARD     REPRICED        REPRICINGS OR     REPRICINGS OR    NEW EXERCISE     REPRICINGS OR
          NAME                  DATE        OR AMENDED(#)     AMENDMENT(S)      AMENDMENT(S)         PRICE          AMENDMENT
-------------------------  --------------  ---------------  -----------------  ---------------  ---------------  ---------------
Cathy Bellehumeur........       2/21/97          55,000              0.75              6.00             0.75        8.5 years
                                11/6/96           5,000              0.75              5.00             0.75         8 years

Michael Rusnak...........       5/13/98          50,000              0.75             3.375             0.75        9.5 years
                                12/8/97          50,000              0.75              2.75             0.75         9 years

                                James G. Andress
                               Jerome F. Sheldon
                                 Roger W. Stone

     PROPOSAL NO. 2: RATIFICATION AND APPROVAL OF FISCAL 1998 BONUS AWARDS

    On February 4, 1999 the Compensation Committee of the Board of Directors approved, subject to the approval of the Company's shareholders at the Annual Meeting, stock bonus awards for 1998 to certain management employees of the Company (the "1998 Bonus Awards") pursuant to which such employees would be granted an aggregate of 173,324 authorized but unissued shares of the Company's Common Stock and aggregate cash payments of $110,069 in satisfaction of the income tax obligations of such employees with respect to such grants. In connection with the 1998 Bonus Awards, the Compensation Committee established a cash bonus amount for 1998 for specified management employees after considering each such employees individual performance during 1998 and objective measures of the Company's performance and progress toward strategic goals during 1998. Each such cash bonus was then converted into a number of shares of the Company's Common Stock by dividing such cash bonus by $1.0625, the closing market price of the Company's Common Stock on February 4, 1999, the date of the approval by the Compensation Committee. A separate cash award was then calculated for each such employee in an amount equal to the income tax obligations of such employee in connection with the receipt of such stock grant.

    The Compensation Committee believes that the 1998 Bonus Awards will advance the interests of the Company and its shareholders by allowing the Company, consistent with its bonus compensation policies, to recognize and reward the performance of its management employees for individual and corporate performance during 1998 without the payment of such awards in cash. In addition, the Compensation Committee believes that the award of such bonus amount in the amount of shares of Common Stock rather than cash will have the added incentive effect of aligning each such management employee's interests in the Company's financial performance more directly with that of the shareholders.

    The table below details the number of shares and cash amounts to be distributed under the 1998 Bonus Award plan for executive officers and in total for other employees of the Company.

                               NEW PLAN BENEFITS

                                                                                                    DOLLAR VALUE
NAME AND POSITION                                                                        SHARES          (1)
--------------------------------------------------------------------------------------  ---------  ---------------
Cathy Bellehumeur, General Counsel and Secretary......................................     11,765    $    19,365
Michael A. Rusnak, President and Chief Executive Officer..............................     75,294        134,341
Michael A. Siri, Vice President and Chief Financial Officer...........................     15,882         26,143
                                                                                        ---------  ---------------
Executive Group.......................................................................    102,941        179,849
Non-executive Director group..........................................................         --             --
Non-executive officer employee group..................................................     70,383        114,377
                                                                                        ---------  ---------------
Totals................................................................................    173,324    $   294,226
                                                                                        ---------  ---------------
                                                                                        ---------  ---------------

------------------------

(1) Dollar value based upon $1.0625 closing price of the Company's Common Stock on February 4, 1999, plus the cash amount paid by the Company for applicable withholding taxes.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The vote required to approve the 1998 Bonus Awards is a majority of the shares of Common Stock voting, in person or by proxy, at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE AND RATIFY THE 1998 BONUS AWARDS.

                            STOCK PERFORMANCE GRAPH

    The graph below sets forth the cumulative total shareholder return on the Common Stock of the Company for the five-year period ended December 31, 1998, with the cumulative total return on the Nasdaq National Market Composite Index and the Nasdaq Healthcare Index over the same period assuming the investment of $100 in each on December 31, 1993. Past financial performance should not be considered to be a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    STOCK PERFORMANCE GRAPH

                                   Option Care    Nasdaq Composite   Nasdaq Healthcare
12/31/93                              $100.000            $100.000            $100.000
12/31/94                                56.667              97.752             107.290
12/31/95                                90.133             138.256             136.108
12/31/96                               173.333             170.015             135.890
12/31/97                                73.333             208.580             138.488
12/31/98                                45.013             293.209             118.757

                                                           12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Option Care..............................................    100.000     56.667     90.133    173.333     73.333     45.013
Nasdaq Composite.........................................    100.000     97.752    138.256    170.015    208.580    293.209
Nasdaq Healthcare........................................    100.000    107.290    136.108    135.890    138.488    118.757

                              GENERAL INFORMATION
               CERTAIN TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

    The Company and EJ Financial Enterprises, Inc., which is 100% owned by Dr. Kapoor, have entered into a consulting agreement dated as of January 1, 1991 pursuant to which EJ Financial provides independent consulting services to the Company. EJ Financial receives an annual fee of $100,000 for ongoing consulting services. Either party may terminate the agreement on any January 1. EJ Financial will provide consulting principally on strategic corporate objectives and operations, including sales and marketing strategies, growth strategies, and acquisition opportunities of the Company.

    On February 10, 1999, the Company entered into a Reimbursement and Security Agreement with the John N. Kapoor Trust dated September 20, 1989 (the "Kapoor Trust"), for the provision of an irrevocable letter of credit in favor of BankAmerica Business Credit (the Company's lender) totaling $7,000,000. The letter of credit provides additional eligible borrowings under the Company's new debt facility. In exchange for the letter of credit, the Company pays a monthly administrative fee to the Trust of $13,500 and a monthly monitoring fee of $4,000 to EJ Financial. The agreement will expire on January 31, 2000. Dr. Kapoor, the Company's Chairman and majority shareholder, is the sole trustee and sole current beneficiary of the Kapoor Trust.

    In the case of a draw on the letter of credit pledged, the Company may elect, at its option, to issue to the Trust a Convertible Note (the "Note") for the amount of such draw. The Trust has the option, at any time up to and including January 31, 2000 or until the Note has been paid in full, to convert all or a portion of the unpaid amount of such Note into Common Stock of the Company, at a price equal to the average closing price per share of the Common Stock during the five days preceding the receipt of the Note.

                            INDEPENDENT ACCOUNTANTS

    The Company has selected Ernst & Young, LLP to serve as the Company's independent accountants. Representatives of that firm will be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

    As of December 1, 1998, the Board of Directors of Option Care, Inc. (the "Registrant"), upon recommendation of its Audit Committee, engaged Ernst & Young LLP ("E&Y") as the Registrant's independent auditors for the year ending December 31, 1998. The Board of Directors of the Registrant retained E&Y based upon the Board's determination that the Registrant would benefit from E&Y's competitive fee structure. The engagement of E&Y arose from the Registrant's decision to request proposals for audit services from multiple firms, including KPMG Peat Marwick LLP ("KPMG").

    The KPMG audit reports on the consolidated financial statements of the Registrant as of and for the two years ended December 31, 1997 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two year period ended December 31, 1997 and through the period ended December 1, 1998, there were no disagreements between the Registrant and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG, would have caused it to make references to the subject matter of such disagreements in connection with its report.

    In its management letter to the audit committee of the Registrant, dated May 13, 1998, KPMG identified two reportable conditions: (1) excessive turnover in the Registrant's Chief Financial Officer position and (2) a lack of segregation of duties between the treasury function and the controllership function of the Registrant. The Registrant believes it has implemented steps to correct the deficiencies noted, including (1) the hiring of Michael A. Siri as Chief Financial Officer, who has 22 years experience in accounting and finance and (2) the Registrant's recent implementation of alternative internal controls to mitigate the risk of asset misappropriation.

    The Registrant has authorized KPMG to respond to any inquiries of E&Y concerning its audit. During the two years ended December 31, 1997 and through the dated appointment, E&Y did not provide any consultations to the Registrant regarding the application of accounting principles to specific transactions or the type of opinion that they may have rendered on the financial statements.

                                 ANNUAL REPORT

    The Company's Annual Report on Form 10-K for the year then ended December 31, 1998 has been mailed simultaneously to the shareholders of the Company. Additional copies of such report, as filed with the Securities and Exchange Commission (excluding exhibits), may be obtained by any shareholder, without charge, upon written request to: Michael A. Siri, Chief Financial Officer, Option Care, Inc., 100 Corporate North, Suite 212, Bannockburn, Illinois 60015.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    Proposals of shareholders that are intended to be presented at the company's 2000 Annual Shareholders Meeting must be received no later than December 4, 1999 to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to that meeting. Such proposals should be addressed to Option Care, Inc., 100 Corporate North, Suite 212, Bannockburn, Illinois 60015, Attn.:
Secretary.

    The By-Laws of the Company provide the shareholder proposals which do not appear in the Proxy Statement may be considered at a meeting of shareholders only if written notice of the proposal is received by the Secretary of the Company not less than 60 and not more than 90 days before the anniversary of the prior years' annual meeting; provided, however, that, in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the 60(th) day prior to such annual meeting or the close of business on the 10(th) day following the day on which public announcement of the date of such meeting is first made by the Company. Any such notice of a shareholder proposal by a shareholder to the Secretary of the Company must be accompanied by (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of the shareholder who intends to present the proposal for a vote, (c) the class and number of shares of Company Common Stock which are beneficially owned by the shareholder and (d) a description of any material interest of the shareholder in such business.

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

    Management does not now intend to bring before the 1999 Annual Meeting any matters other than those specified in the notice of the meeting, and it does not know of any business which persons other than the management intend to present at the meeting. Should any other matter requiring a vote of the shareholders properly come before the meeting, the person named in the accompanying Proxy intends to vote the shares represented by them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Cathy Bellehumeur
                                          Senior Vice President, General Counsel
                                          and Secretary

April 2, 1999

           [LOGO]

                               OPTION CARE, INC.
                              100 CORPORATE NORTH
                                   SUITE 212
                          BANNOCKBURN, ILLINOIS 60015
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Michael A. Siri as Proxy, with the power to appoint a substitute, and hereby authorizes him to represent and vote, as designated below, all of the shares of Common Stock of Option Care, Inc. (the "Company") held of record by the undersigned, or over which the undersigned had voting power, at the close of business on March 19, 1999 at the Annual Shareholders Meeting to be held on May 4, 1999 or any adjournment or adjournments thereof.

    This Proxy when properly executed will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN FAVOR OF ANY PROPOSALS TO ADJOURN THE MEETING IN ORDER TO ALLOW THE COMPANY ADDITIONAL TIME TO OBTAIN SUFFICIENT PROXIES WITH REGARD THERETO.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

    1. Election of Directors.

  / / FOR the nominees listed below       / / WITHHOLD AUTHORITY to vote
               (except                        for the nominees below
    marked to the contrary below).

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike such nominee's name from the list below.)

                                     James G. Andress
                                     Michael A. Rusnak

2.  1998 bonus awards to certain members of Company's management;

3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

                             Dated:
                      _________________________________________________________,
                               1999
           _____________________________________________________________________

                             Signature
           _____________________________________________________________________

                             Signature, if held jointly

Please sign exactly as name appears on stock certificate. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                      PLEASE SIGN, DATE AND MAIL PROMPTLY